                                                 -------------------------------
                                                          OMB APPROVAL
                                                 -------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires:  November 30, 1999
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                 -------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 1)1

                               GARDENBURGER, INC.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    365476100
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 19, 2000
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 35 Pages
                         Exhibit Index Found on Page 33


--------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 365476100
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           350,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      350,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         350,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.8% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           377,800 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      377,800 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         377,800 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.1% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           63,400 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      63,400 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         63,400 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           75,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      75,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         75,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           25,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      25,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         25,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           37,500 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      37,500 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         37,500 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           325,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      325,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         325,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.5% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           928,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      928,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         928,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           928,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      928,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         928,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4%  [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 35 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing are the beneficial holders and/or deemed beneficial holders of an aggregate of 1,253,700 Shares, which is 12.4% of the class of securities.
            The reporting person on this cover page, however, is a deemed beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,253,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,253,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,253,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 22 of 35 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on April 22, 1999 (collectively, with all amendments thereto, the "Schedule 13D").2

     Preliminary Note: The Reporting Persons are filing this Schedule 13D with respect to the common stock, no par value (the "Shares"), of Gardenburger, Inc. (the "Company"). As reported in the prior Schedule 13D, the Reporting Persons are not currently the record holder of any Shares, other than 3,700 Shares held in aggregate by Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners II, L.P. (collectively, the "3,700 Shares"). The 3,700 Shares were reported in the prior Schedule 13D together with all other Shares which the Reporting Persons were deemed to beneficially own through their ownership of the Series A Preferred Shares and the Series B Preferred Shares (the "Preferred Shares"). On January 19, 2000, the Reporting Persons received a notice from the Company that, pursuant to the Determination of Terms of Series B Preferred Shares, the conversion price of the Series B Preferred Shares had decreased from $10.00 per Share to $3.75 per Share. The Reporting Persons are therefore filing this Schedule 13D to report an increase in the number of Shares which they are deemed to beneficially own through their ownership of Series B Preferred Shares.

Item 2. Identity And Background

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships


-------------------------
     2 The original Schedule 13D was filed under CIK # 0001012168. This amendment was filed under CIK # 0000909661, as will be all future amendments to the Schedule 13D.

                              Page 23 of 35 Pages

            (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (through direct ownership of the Preferred Shares);

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through direct ownership of the Preferred Shares and with respect to the 2,800 Shares which FCIP owns directly);

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through direct ownership of the Preferred Shares and with respect to the 900 Shares which FCIP II owns directly);

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through direct ownership of the Preferred Shares);

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Shares beneficially owned by it (through direct ownership of the Preferred Shares); and

            (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Shares beneficially owned by it (through direct ownership of the Preferred Shares).

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

      The Management Company

            (vii) Farallon  Capital  Management,   L.L.C.,  a  Delaware  limited
                  liability company (the "Management Company"), with respect to the Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through direct ownership of the Preferred Shares).3

      The General Partner Of The Partnerships


------------------------
     3 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 12,500 Shares (equal to approximately 0.14% of the total Shares currently outstanding) are beneficially owned (through direct ownership of the Preferred Shares) by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.


                              Page 24 of 35 Pages

            (viii)Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by each of the Partnerships (through direct ownership of the Preferred Shares and the 3,700 Shares owned directly by FCIP and FCIP II).

      The Managing Members Of The General Partner And The Management Company

            (ix) The following twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Shares beneficially owned by the Partnerships and the Managed Accounts (through direct ownership of the Preferred Shares and the 3,700 Shares owned directly by FCIP and FCIP II): Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly"); and

            (x)   the thirteenth  managing member of the General Partner,  Fleur
                  E.   Fairman   ("Fairman"),   with   respect   to  the  Shares
                  beneficially owned by the Partnerships (through direct ownership of the Preferred Shares and the 3,700 Shares owned directly by FCIP and FCIP II).

     Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the


                              Page 25 of 35 Pages

Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than (i) Enrique H. Boilini who is an Argentinean citizen and (ii) David I. Cohen who is a South African citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 4. Purpose Of The Transaction.

     Item 4 of the Schedule 13D is amended and updated as follows:

     The prior Schedule 13D stated that the Series A Preferred Shares and Series B Preferred Shares were presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations. The Series A Preferred Shares remain presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determination of Terms of Series A Convertible Preferred Stock. As of January 12, 2000, the Series B Preferred Shares


                              Page 26 of 35 Pages
became presently convertible into Shares at a 2.667:1 conversion ratio, subject to the terms and conditions of the Determination of Terms of Series B Preferred Stock. See the notice from the Company regarding the new Series B Preferred Share conversion ratio attached as Exhibit 1 to this Schedule 13D.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,850,451 Shares outstanding as of December 30, 1999 as reported by the Company in its Proxy Statement filed pursuant to Section 14(A) of the Securities Exchange Act of 1934 filed with the SEC on January 11, 2000 by (ii) the number of Shares of which each Partnership is the deemed beneficial owner through its ownership of Preferred Shares. Such numbers are listed below as follows:

                    Entity                  Number of Common Shares
                                              Entity is Deemed to
                                               Beneficially Own

                    FCP                             350,000
                    FCIP                            377,800
                    FCIP II                          63,400
                    FCIP III                         75,000
                    Tinicum                          25,000
                    FCCP                             37,500


          (c) There have been no transactions in the Shares or the Preferred Shares in the last 60 days.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and/or the Preferred Shares. The Individual Reporting Persons are managing members of the General Partner.


                              Page 27 of 35 Pages

          (e)  Not applicable.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page hereto for the Management Company was based upon a Share outstanding figure determined by increasing (i) the 8,850,451 Shares outstanding as of December 30, 1999 as reported by the Company in its Proxy Statement filed pursuant to Section 14(A) of the Securities Exchange Act of 1934 filed with the SEC on January 11, 2000 by (ii) the number of Shares of which each Managed Account is the deemed beneficial owner through its ownership of Preferred Shares. Such numbers are listed below as follows:


                    Entities                Number of Common Shares
                                             Entities are Deemed to
                                               Beneficially Own

                    Managed Accounts               325,000


          (c) There have been no transactions in the Shares or the Preferred Shares in the last 60 days.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference. The percentage amount set forth in Row 13 for the cover page hereto for the General Partner is based upon a Share outstanding figure determined by increasing (i) the 8,850,451 Shares outstanding as of December 30, 1999 as reported by the Company in its Proxy Statement filed pursuant to Section 14(A) of the Securities Exchange Act of 1934 filed with the SEC on January 11, 2000 by (ii) the number of Shares of which the General Partner is the deemed beneficial owner.

          (c)  None.


                              Page 28 of 35 Pages

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and/or the Preferred Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person. The percentage amount set forth in Row 13 for the cover pages hereto for each of the Individual Reporting Persons is based upon a Share outstanding figure determined by increasing (i) the 8,850,451 Shares outstanding as of December 30, 1999 as reported by the Company in its Proxy Statement filed pursuant to Section 14(A) of the Securities Exchange Act of 1934 filed with the SEC on January 11, 2000 by (ii) the number of Shares of which each Individual Reporting Person is the deemed beneficial owner.


          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and/or the Preferred Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.


     The 3,700 Shares are held directly by FCIP (2,800 Shares) and FCIP II (900 Shares). The Preferred Shares in respect of which each Partnership is deemed to beneficially own Shares are owned directly by each such Partnership. The General Partner, as general partner to the Partnerships, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. The Preferred Shares in respect of which the Management Company is deemed to beneficially own Shares are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Shares beneficially owned by the Managed Accounts. The twelve Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships. Each of the


                              Page 29 of 35 Pages

Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 the notice received by the Company regarding the new conversion ratio of the Series B Preferred Shares. There is filed herewith as Exhibit 2 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.
















                              Page 30 of 35 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2000


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                    Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on January 10, 2000, by such Reporting Person with respect to the Common Shares of Axogen Limited, is hereby incorporated by reference.


                              Page 31 of 35 Pages

                                                                         ANNEX 1


     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.   The Management Company

      (a) Farallon Capital Management, L.L.C.
      (b) One Maritime Plaza, Suite 1325
          San Francisco, California  94111
      (c) Serves as investment  adviser to various managed accounts
      (d) Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason
          M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly, Managing Members.

2.   The General Partner

      (a) Farallon Partners, L.L.C.
      (b) c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
      (c) Serves as general partner to investment partnerships
      (d) Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur
          E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Werhly, Managing Members.

3.   The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. David I. Cohen is a South African citizen. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.

                              Page 32 of 35 Pages

                                  EXHIBIT INDEX



EXHIBIT 1                      Notice  From Company  Regarding Conversion  Ratio


EXHIBIT 2                      Joint Acquisition Statement Pursuant to Rule 13D-
                               (f)(1)












                              Page 33 of 35 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                               GARDENBURGER, INC.
                      NOTICE OF RESET OF CONVERSION PRICE


     Notice is hereby given pursuant to Section 7(e)(vi) of the Determination of Terms of Series B Convertible Preferred Stock of Gardenburger, Inc. (such stock being hereinafter referred to as the "Series B Stock"), that the per share conversion price of the Series B Stock has been reset from $10.00 to $3.75 (the "Conversion Adjustment"), calculated as follows:

     487,500 x 10 = 4,875,000 / 1,300,000 = $3.75

The Conversion Adjustment with respect to the Series B Stock occurred because Gardenburger, Inc., did not achieve net sales of at least $135,000,000 and an operating loss of less than $1,000,000 for the 12 months ended December 31, 1999.



Dated: January 12, 2000                           /s/ Richard C. Dietz
                                                  ------------------------------
                                                  Richard C. Dietz
                                                  Executive Vice President and
                                                   Chief Financial Officer











                              Page 34 of 35 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: January 21, 2000


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON  PARTNERS,  L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                        And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                        Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly.


                              Page 35 of 35 Pages